UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 19, 2008

SureWest Communications

(Exact Name of Registrant as Specified in its Charter)

California	000-29660	68-0365195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Vernon Street, Roseville, California		95678
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code  (916) 772-2000

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry Into a Material Definitive Agreement

On September 19, 2008, SureWest Communications (the “Company”) entered into an unsecured Third Amended and Restated Credit Agreement (“Amended Credit Agreement”) regarding an existing $210 million credit facility with CoBank ACB (“CoBank”), in its capacity as administrative agent, as lead arranger, as issuing lender, and as a lender (together with each other lender including a swing line lender, from time to time party thereto, the “Lenders”). Concurrent with the closing of the Amended Credit Agreement, CoBank assigned a portion of its commitments under the Amended Credit Agreement to Union Bank of California, N.A. The Amended Credit Agreement restates and replaces a Second Amended and Restated Credit Agreement entered into by the Company and CoBank on February 13, 2008 (the “Original Credit Agreement). The credit facilities under the Original Credit Agreement were used in part to acquire Everest Broadband, Inc. and are available for the Company’s general corporate purposes.

The Amended Credit Agreement includes (i) a $57.5 million revolving loan facility (the “Revolving Loan Facility”), which includes a $25 million subfacility for the issuance of letters of credit for the Company’s account, (ii) a $2.5 million facility for swingline (same day) loans (“Swingline”), (iii) a fully drawn $120 million term loan facility (the “Term Loan A Facility”), and (iv) a fully drawn $30 million term loan facility (the “Term Loan B Facility”), which reflects the repayment of $30 million of the Term Loan B Facility under the Original Credit Agreement  ..  The Revolving Loan Facility is subject to mandatory reductions of $7.5 million on December 31, 2009 and December 31, 2010, as reduced by any voluntary reductions of the Revolving Credit Facility or prepayments or repayments of the Term Loan A Facility or the Term Loan B Facility.  The Amended Credit Agreement extends the maturity date of the Term Loan B Facility from February 12, 2009 to May 1, 2012.  Accordingly, all amounts outstanding on all Loan Facilities will be due on May 1, 2012.  As of September 23, 2008, the Company had borrowed no amounts in revolving loans under the Revolving Loan Facility or the Swingline, the full $120 million in term loans under the Term Loan A Facility, and the full $30 million in term loans under the Term Loan B Facility.  In addition, as of September 23, 2008, the Company had contingent reimbursement obligations with respect to letters of credit issued for its account under the Revolving Loan Facility in the amount of $110,000.

Borrowings under the Amended Credit Agreement (other than $40 million of the Original Term Loan A Facility until June 1, 2011 (the “Fixed Term Loan A Portion”)) will bear interest based, at the Company’s election, on the London Interbank Offered Rate (“LIBOR”) or CoBank’s prime rate plus, in either case, an applicable margin.  The applicable margin is based on the Company’s leverage ratio.  The applicable margin ranges between 1.75% to 2.50% for LIBOR loans (“LIBOR Margin”) and between 0.75% and 1.50% for prime rate loans (“Prime Rate Margin”).  The Fixed Term Loan A Portion will bear interest at a fixed rate of 6.286% from and including the date of the Amended Credit Agreement through and including May 31, 2011 plus an applicable margin based on the Company’s leverage ratio ranging between 0.00% to 0.75% (“Fixed Rate Margin”). Thereafter, the Fixed Term Loan A Portion will bear interest as described in the first three sentences of this paragraph.  Until the fourth (4th) business day after the Company delivers its most recently reported financial statements (which occurs on or after six months after September 19, 2008), the Prime Rate Margin, LIBOR Margin and Fixed Rate Margin shall be 1.50%, 2.50% and 0.75%, respectively.

The Amended Credit Agreement includes usual and customary covenants for credit facilities of this type, including covenants limiting debt, investments, dividends, transactions with affiliate, liens, mergers, asset sales, and material changes in the business of the Company or its subsidiaries.  The Amended Credit Agreement also requires the Company, at the end of any fiscal quarter, to maintain a leverage ratio of less than or equal to 3.75 to 1.0, an interest coverage ratio of greater than or equal to 3.0 to 1.0 and an adjusted consolidated net worth of not less than $160,000,000.  None of the covenants are modified by the Amended Credit Agreement.

In the event of default by the Company under the Amended Credit Agreement, including cross-defaults relating to specified other debt of the Company or its subsidiaries in excess of $5 million, the Lenders, may declare the amounts outstanding, including all accrued interest, payable immediately.  In addition, the Lenders may enforce any and all rights and remedies created under the Amended Credit Agreement or applicable law.  For events of default relating to bankruptcy or receivership, the amounts outstanding, including all accrued interest and any unpaid fees, become payable immediately.

The lenders and agents under the Amended Credit Agreement and their affiliates have in the past provided, and may in the future provide, cash management and other services to the Company.  These parties have received, and may in the future receive, customary compensation from the Company for such services.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in item 1.01 with respect to the $210 million credit facility under the Third Amended and Restated Credit Agreement dated as of September 19, 2008 is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

The following are filed as exhibits to this report:

Exhibit No.	Description
10.1

Third Amended and Restated Credit Agreement dated as of September 19, 2008 among SureWest Communications, CoBank, ACB, in its capacity as administrative agent, as lead arranger, and as lender, and each other lender from time to time party hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUREWEST COMMUNICATIONS

	By:	/s/ Dan T. Bessey
Dan T. Bessey Vice President and Chief Financial Officer

Date: September 23, 2008

EXHIBIT INDEX

Exhibit No.	Description
10.1

Third Amended and Restated Credit Agreement dated as of September 19, 2008 among SureWest Communications, CoBank, ACB, in its capacity as administrative agent, as lead arranger, and as lender, and each other lender from time to time party hereto.